EXHIBIT 21

EXHIBIT 21—SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

MainSource Bank	Indiana
MainSource Bank of Illinois	Illinois
IUB Reinsurance Co., Ltd.	Turks and Caicos
MainSource Insurance, LLC	Indiana
MSB Investments of Nevada, Inc.	Nevada
MSB Holdings of Nevada, Inc.	Nevada
MSB of Nevada, LLC	Nevada
MainSource Statutory Trust I	Connecticut
MainSource Statutory Trust II	Connecticut
MainSource Statutory Trust III	Delaware
MSB Realty, Inc.	Maryland
MainSource Title, LLC	Indiana
MainSource Mortgage, LLC	Indiana